Exhibit 99.1
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NASDAQ: WASH
Citizens President Edward "Ned" Handy Joins Washington Trust
Company Release - 09/20/2013 10:39
RI's Largest Bank Announces Key Executive Changes
WESTERLY, R.I.--(BUSINESS WIRE)-- The Board of Directors of Washington Trust Bancorp, Inc., (NASDAQ Global Select®; symbol: WASH), the publicly-owned holding company of The Washington Trust Company, today announced key executive changes with the appointment of Edward “Ned” O. Handy, III as President and Chief Operating Officer and David V. Devault as Vice Chairman, Secretary and Chief Financial Officer. Joseph J. MarcAurele will continue to serve as the Corporation’s Chairman and Chief Executive Officer.
Handy joins Washington Trust from Citizens Bank, where he served as President, Citizens Bank, Rhode Island since 2009 and President Citizens Bank, Connecticut, since 2010, both divisions of RBS Citizens, N.A. He will assume his new position in late November 2013.
"Ned is well known within the industry and brings a wealth of regional banking experience to Washington Trust," stated Joseph J. MarcAurele, Washington Trust Chairman, President, and CEO. Adding, "As a Rhode Island native, Ned is an active community leader and is dedicated to the same principles that have made Washington Trust one of the premier banks in the nation for more than 213 years."
Handy began his banking career as a commercial banker with Fleet National Bank. Over the past 27 years, he has held various positions of increasing authority including serving as President and CEO of Citizens subsidiary Charter One Bank of Ohio and as head of Citizens national commercial real estate finance division. Additionally, he served as a member of Citizens’ Executive Leadership Group.
A Brown University graduate, Handy serves on numerous Rhode Island boards including Rhode Island Foundation, Crossroads Rhode Island, Delta Dental of Rhode Island, Rhode Island Hospital Foundation, Providence Foundation, Greater Providence Chamber of Commerce, and Downtown Providence Parks Conservancy. He also serves as a member of the Providence College Presidents Council, Salve Regina University Presidents Council, and the Rhode Island Commodores. Handy and his family are residents of East Greenwich, RI.
In addition to Handy’s appointment, the Corporation announced that David V. Devault of Westerly, RI, has been promoted to Vice Chairman, Secretary and Chief Financial Officer. MarcAurele stated “David has been instrumental in the Corporation’s successful growth during his 27-year tenure, and will continue to be a valuable part of our leadership team.”
Devault oversees the Corporation’s financial affairs, governance matters, and investment community relations. He is also responsible for managing various operational areas within the organization.
A University of Massachusetts graduate, Devault served with the public accounting firm of KPMG in Providence from 1976 to 1986 when he joined Washington Trust. Over the years, he has held various leadership positions, most recently serving as Senior Executive Vice President, Secretary and Chief Financial Officer. Devault currently serves as a director of the Ocean Community YMCA. He previously served as Chair of the Rhode Island State Alliance of YMCA's, Chairperson of the Providence Chapter of Financial Executives International, and Chairperson and Chief Volunteer Officer of the Westerly-Pawcatuck YMCA.
Washington Trust Bancorp, Inc. is the parent of The Washington Trust Company, a state-chartered bank headquartered in Westerly, Rhode Island. Founded in 1800, Washington Trust is the oldest community bank in the nation and is the largest independent bank headquartered in Rhode Island. Washington Trust offers a full range of financial services, including commercial banking, small business banking, personal banking, and wealth management and trust services through its offices located in Rhode Island, southeastern Connecticut and eastern Massachusetts. The Corporation’s common stock trades on The NASDAQ Global Select® Stock Market under the symbol WASH. Investor information is available on the Corporation’s web site: www.washtrust.com.

Washington Trust Bancorp, Inc.
Elizabeth B. Eckel, 401-348-1309
Senior Vice President, Marketing
ebeckel@washtrust.com